Exhibit 10.4
Amendment to Employment Agreement between
Mark Airola and Newpark Resources, Inc.
This is an Amendment to the Employment Agreement entered into between Mark Airola (“Executive”) and Newpark Resources, Inc. (“Company”) effective September 18, 2006 (“Employment Agreement”).
Due to the current economic situation, Executive and the Company mutually agree that Executive’s current annualized Base Salary of Two Hundred Ninety-One Thousand Forty Dollars and No Cents ($291,040.00) set forth in Section 1.2(a) of Executive’s Employment Agreement, as increased by the Company, will be reduced by ten percent (10%) to Two Hundred Sixty-One Thousand Nine Hundred Thirty-Six Dollars and No Cents ($261,936.00). This 10% reduction to Executive’s annualized Base Salary will take effect on May 1, 2009, and will continue in effect until the expiration of the Initial Term (as defined in the Employment Agreement), or, if the Employment Agreement is renewed, through December 31, 2009. Beginning on January 1, 2010, Executive’s annualized Base Salary will be Two Hundred Ninety-One Thousand Forty Dollars and No Cents ($291,040.00).
Executive’s Base Salary for purposes of calculating payments under the 2003 Executive Incentive Compensation Plan (“EICP”) as described in Section 1.2(c) of the Employment Agreement will likewise be adjusted for the period May 1, 2009 through December 31, 2009 to reflect this 10% reduction in Executive’s annualized Base Salary.
Executive and the Company agree that this 10% reduction in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation under the EICP are being made with the full knowledge and consent of Executive. Executive and the Company further agree that this 10% reduction in Executive’s annualized Base Salary and the corresponding adjustment to Executive’s incentive compensation under the EICP do not constitute “Good Reason” for termination by Executive, as defined in Section 2.3 and 3.10(b) of the Employment Agreement, or a termination by the Company.
Executive and the Company agree that if Executive’s employment is terminated between May 1, 2009 and December 31, 2009 pursuant to Section 2.3 of Executive’s Employment Agreement, Executive’s “lump sum payment” provided for in Section 2.3(i)(A) or 2.3(i)(B) will be calculated based upon Executive’s $291,040.00 annualized Base Salary and not on Executive’s “current annual Base Salary” of $261,936.00.
Executive and the Company agree that if Executive’s employment is terminated between May 1, 2009 and December 31, 2009 pursuant to Section 2.2 of Executive’s Change in Control Agreement with the Company dated January 7, 2008 as a result of a Change in Control (as defined in Executive’s Change in Control Agreement) or a Potential Change in Control (as defined in Executive’s Change in Control Agreement), Executive’s Termination Benefit provided for in Section 3.3 and Annex A of the Change in Control Agreement will be calculated based upon Executive’s $291,040.00 annualized Base Salary and not on Executive’s base salary at the time of termination of $261,936.00.
All other terms and provisions in the Employment Agreement and the Change in Control Agreement remain unchanged and in full force and effect.

Amendment to Employment Agreement between
Mark Airola and Newpark Resources, Inc.
AGREED and ACCEPTED on this 22nd day of April, 2009.

/s/ Mark Airola
Mark Airola (Executive)

/s/ Paul L. Howes
Paul L. Howes
President & CEO Newpark Resources, Inc.